As filed with The Securities and Exchange Commission
                                 on May 23, 1997

                                             Registration No. 33-

                        SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                       FORM S-3
                                REGISTRATION STATEMENT
                                         UNDER
                              THE SECURITIES ACT OF 1933

                                   MASCO CORPORATION
                (Exact Name of Registrant as Specified in its Charter)

                                       Delaware
            (State or Other Jurisdiction of Incorporation or Organization)

                                      38-1794485
                       (I.R.S. Employer Identification Number)

                                 21001 Van Born Road
                                Taylor, Michigan 48180
                                    (313) 274-7400
(Address, including Zip Code, and Telephone Number, Including Area Code, of
                       Registrant's Principal Executive Offices)

                                    John R. Leekley
                      Senior Vice President and General Counsel
                                   Masco Corporation
                                  21001 Van Born Road
                                 Taylor, Michigan 48180
                                     (313) 274-7400
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                                    of Agent For Service)

        Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

                      ________________________________________________

                               CALCULATION OF REGISTRATION FEE
                      ________________________________________________
                      ________________________________________________

                                                          PROPOSED        PROPOSED
                                                          MAXIMUM         MAXIMUM       AMOUNT
TITLE OF SHARES                            AMOUNT        AGGREGATE       AGGREGATE        OF
TO BE REGISTERED                            TO BE          PRICE         OFFERING     REGISTRATION
                                         REGISTERED       PER UNIT         PRICE          FEE
-------------------------------------------------------------------------------------------------
COMMON STOCK (PAR VALUE $1 PER SHARE)   240,100 SHARES    $ 38.12*     $ 9,153,813*   $ 1,830.76*
-------------------------------------------------------------------------------------------------


*Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c).

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                    SUBJECT TO COMPLETION DATED MAY 23, 1997

PROSPECTUS
                                 240,100 Shares

                                MASCO CORPORATION

                                  Common Stock
                                 ($1 Par Value)

      All the shares of Common Stock being offered hereby (the "Shares") are held by certain stockholders (the "Selling Stockholders") of Masco Corporation ("Masco" or the "Company"). Masco will not receive any of the proceeds from the sale of the Shares.

      The Selling Stockholders (and their respective donees, distributees, pledgees and personal representatives) may, from time to time, offer for sale and sell or distribute the Shares to be offered by them hereby (a) in transactions executed on the New York Stock Exchange or other exchanges on which the Shares may be traded, (b) in negotiated transactions or (c) through other means. Sales may be effected at market prices prevailing at the time of sale or at such other prices as may be negotiated by the Selling Stockholders.

      The Selling Stockholders may effect such transactions by selling Shares to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders (which compensation, if any, is not expected to be in excess of customary commissions). The Selling Stockholders and any dealers that participate with the Selling Stockholders in the distribution of Shares may be deemed to be underwriters, and any commissions received by them and any profit on the resale of Shares sold by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

      Masco has agreed to indemnify the Selling Stockholders against certain liabilities under the Securities Act of 1933.
                   __________________________________________

                  THE COMPANY'S COMMON STOCK IS LISTED ON THE
                            NEW YORK STOCK EXCHANGE
                   __________________________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

May 23, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

      NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN.

                              AVAILABLE INFORMATION


      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, New York, New York 10048; and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which the Company's securities are listed.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


      The following documents filed with the Commission are hereby incorporated herein by reference:

      (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

      (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

      (c) The Company's Proxy Statement dated April 25, 1997, in connection with its Annual Meeting of Stockholders held on May 21, 1997; and

      (d) The Company's Form 8 dated May 22, 1991 amending its Registration Statement on Form 8-A dated February 12, 1987.

      All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained in a previously filed document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein modifies or supersedes such statement, and any statement contained in any previously filed document or contained herein shall be deemed modified or superseded to the extent that a statement contained in a subsequently filed document which is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

      MASCO UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN ANY EXHIBITS TO SUCH DOCUMENTS. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO SAMUEL A. CYPERT, VICE PRESIDENT, INVESTOR RELATIONS, MASCO CORPORATION, 21001 VAN BORN ROAD, TAYLOR, MICHIGAN 48180 (TELEPHONE (313) 274-7400).

                                   THE COMPANY


      Masco Corporation is engaged principally in the manufacture, sale and installation of home improvement and building products. Masco believes that it is the largest domestic manufacturer of faucets, kitchen and bath cabinets and plumbing supplies and that it is a leading domestic producer of a number of other home improvement and building products. Masco was incorporated under the laws of Michigan in 1929 and in 1968 was reincorporated under the laws of Delaware.

      Masco's principal executives offices are located at 21001 Van Born Road, Taylor, Michigan 48180, and the telephone number is (313) 274-7400. Except as the context otherwise indicates, the terms "Masco" or the "Company" refer to Masco Corporation and its consolidated subsidiaries.


                              SELLING STOCKHOLDERS


      The Shares, as listed below, are the number of Shares which may be offered by the Selling Stockholders named below (and by their donees, distributees, pledgees and personal representatives). The Shares listed below constitute all of the Shares held by the Selling Stockholders prior to this offering. On February 21, 1997, the Selling Stockholders acquired the Shares from Masco pursuant to an Agreement and Plan of Reorganization dated as of February 21, 1997 (the "Agreement") among Masco, La Gard Inc. ("La Gard") and the shareholders of La Gard. The Selling Stockholders are some of the former shareholders of La Gard. The Selling Stockholders did not hold positions or have material relationships with Masco or any predecessor or affiliate thereof during the three years preceding such acquisition. Since such acquisition, certain of the Selling Stockholders have continued to be involved in the management of La Gard. The Agreement contains indemnification provisions covering this registration and offering.

                                          Number of
      Selling Stockholder                 Shares Held

      Klaus W. Gartner                    195,510
      Peter J. Phillips                    30,870
      Klaus W. Gartner
       as custodian for
       Nicholas A. Gartner                  6,860
      Susan Gartner-Papa                    6,860

                              PLAN OF DISTRIBUTION


      The Selling Stockholders (and their respective donees, distributees, pledgees and personal representatives) may, from time to time, offer for sale and sell or distribute the Shares to be offered by it hereby (a) in transactions executed on the New York Stock Exchange or other exchanges on which the Shares may be traded, (b) in negotiated transactions or (c) through other means. Sales may be effected at market prices prevailing at the time of sale or at such other prices as may be negotiated by the Selling Stockholders.

      The Selling Stockholders may effect such transactions by selling Shares to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders (which compensation, if any, is not expected to be in excess of customary commissions). The Selling Stockholders and any dealers that participate with the Selling Stockholders in the distribution of Shares may be deemed to be underwriters, and any commissions received by them and any profit on the resale of Shares sold by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.


                                     EXPERTS


      The Company's financial statements and financial statement schedules, included in the Company's December 31, 1996 Annual Report on Form 10-K, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report appearing in such Form 10-K. All such financial statements and financial statement schedules have been incorporated by reference herein in reliance upon such report and upon the authority of such firm as experts in accounting and auditing. The financial statements and financial statement schedules of MascoTech, Inc., included in the Company's most recent Annual Report on Form 10-K, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report appearing in such Form 10-K. All such financial statements and financial statement schedules have been incorporated by reference herein in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

                                    PART  II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS.


ITEM 14.    Other Expenses of Issuance and Distribution.

            The following expenses will be paid by the Company:

                 Securities and Exchange Commission
                   registration fee . . . . . . . . . $1,830.76


__________________


ITEM 15.    Indemnification of Directors and Officers.

      Section 145 of the General Corporation Law of Delaware empowers the Company to indemnify, subject to the standards therein prescribed, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving as such with respect to another corporation or other entity at the request of the Company. Article Fifteenth of the Company's Restated Certificate of Incorporation provides that each person who was or is made a party to (or is threatened to be made a party to) or is otherwise involved in any action, suit or proceeding by reason of the fact that such person is or was a director, officer or employee of the Company shall be indemnified and held harmless by the Company to the fullest extent authorized by the General Corporation Law of Delaware against all expenses, liability and loss (including without limitation attorneys' fees, judgments, fines and amounts paid in settlement) reasonably incurred by such person in connection therewith. The rights conferred by Article Fifteenth are contractual rights and include the right to be paid by the Company the expenses incurred in defending such action, suit or proceeding in advance of the final disposition thereof.

      Article Fourteenth of the Company's Restated Certificate of Incorporation provides that the Company's directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, or (d) for transactions from which directors derive improper personal benefit.

      The Company's directors and officers are covered by insurance policies indemnifying them against certain civil liabilities, including liabilities under the federal securities laws (other than liability under Section 16(b) of the 1934 Act), which might be incurred by them in such capacities.

ITEM 16.    Exhibits.

      The following Exhibits are filed as part of this Registration Statement:

Exhibit 4.a Restated Certificate of Incorporation of the Company. Incorporated herein by reference to the Exhibits filed with the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

Exhibit 4.b Bylaws of the Company, as amended on May 19, 1993. Incorporated herein by reference to the Exhibits filed with the Company's Annual Report on Form 10-K for the year ended December 31, 1993.

Exhibit 5         Opinion of John R. Leekley.

Exhibit 23.a Consent of Coopers & Lybrand L.L.P. relating to the financial statements and financial statement schedules of Masco Corporation.

Exhibit 23.b Consent of Coopers & Lybrand L.L.P. relating to the financial statements and financial statement schedules of MascoTech, Inc.

Exhibit 23.c      Consent of John R. Leekley, which is included as part of
                  Exhibit 5.

Exhibit 24 Powers of Attorney, which appear in Part II of this Registration Statement.

ITEM 17.    Undertakings.

      1.  The Company hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1) (i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      2. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions referred to in Item 15 above, or otherwise (other than the insurance policies referred to in Item 15), the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in that Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Taylor, State of Michigan, on the 23rd day of May, 1997.

                                  MASCO CORPORATION


                                  By: /s/ Richard A. Manoogian
                                      Richard A. Manoogian
                                      Chairman of the Board


                                POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard A. Manoogian and Eugene A. Gargaro, Jr., and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

     Signature                              Title                 Date

Principal Executive Officer:


/s/ Richard A. Manoogian                Chairman of the      May 23, 1997
Richard A. Manoogian                    Board, Chief
                                        Executive Officer
                                        and Director

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Taylor, State of Michigan, on the 23rd day of May, 1997.

                                  MASCO CORPORATION


                                  By:/s/ Richard A. Manoogian
                                     Richard A. Manoogian
                                     Chairman of the Board



                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard A. Manoogian and Eugene A. Gargaro, Jr., and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

     Signature                              Title                 Date

Principal Executive Officer:



/s/ Richard A. Manoogian                Chairman of the      May 23, 1997
Richard A. Manoogian                    Board, Chief
                                        Executive Officer
                                        and Director












<PAEG>
         Signature                        Title             Date


Principal Financial Officer:

/s/ Richard G. Mosteller            Senior Vice           May 23, 1997
Richard G. Mosteller                President -
                                    Finance

Principal Accounting Officer:


/s/ Robert B. Rosowski             Vice President -       May 23, 1997
Robert B. Rosowski                 Controller and
                                   Treasurer

/s/ Wayne B. Lyon                  Director               May 23, 1997
Wayne B. Lyon


/s/ Joseph L. Hudson               Director               May 23, 1997
Joseph L. Hudson


/s/ John A. Morgan                 Director               May 23, 1997
John A. Morgan


/s/ Arman Simone                   Director               May 23, 1997
Arman Simone


/s/ Peter W. Stroh                 Director               May 23, 1997
Peter W. Stroh

                                 EXHIBIT INDEX

Exhibit No.                             Description


Exhibit 4.a Restated Certificate of Incorporation of the Company. Incorporated herein by reference to the Exhibits filed with the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

Exhibit 4.b Bylaws of the Company, as amended on May 19, 1993. Incorporated herein by reference to the Exhibits filed with the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

Exhibit 5         Opinion of John R. Leekley.

Exhibit 23.a Consent of Coopers & Lybrand relating to the financial statements and financial statement schedules of Masco Corporation.

Exhibit 23.b Consent of Coopers & Lybrand relating to the financial statements and financial statement schedules of MascoTech, Inc.

Exhibit 23.c      Consent of John R. Leekley, which is included as part of
                  Exhibit 5.

Exhibit 24 Powers of Attorney, which appear in Part II of this Registration Statement.